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As filed with the Securities and Exchange Commission on July 19, 2002

Registration No. 333-90574

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SSP SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0757190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

17861 Cartwright Road
Irvine, California 92614
(949) 851-1085
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Marvin J. Winkler,
Co-Chairman and Co-Chief Executive Officer
SSP Solutions, Inc.
17861 Cartwright Road
Irvine, California 92614
(949) 851-1085
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Gregg Amber, Esq.
Cristy Lomenzo Parker, Esq.
Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, California 92626
(714) 641-5100

        Approximate Date of Commencement of Proposed Sale to Public:    From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $0.01 par value	11,580,629(2)	(2)	(2)	$5.64(2)

(1)
In the event of a stock split, stock dividend, or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)
As originally filed, this registration statement covered an aggregate of 11,524,853 shares. As amended by this amendment no. 1, this registration statement now covers an aggregate of 11,580,629 shares, including 147,835 shares issued and outstanding and 11,432,794 shares underlying warrants, options and convertible promissory notes.

(3)
The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. A registration fee of $880.04 was paid upon the initial filing of this registration statement based upon a proposed maximum offering price per unit of $0.83, which was the average of the high and low sales prices per share of the Registrant's common stock as reported on The Nasdaq National Market on June 7, 2002, and an amount to be registered of 11,524,853 shares. An additional registration fee of $5.64 is being paid upon the filing of this amendment no. 1. This additional registration fee was calculated by (a) multiplying (i) the difference between the aggregate number of shares being covered by this amendment no. 1 and the aggregate number of shares covered by the initial filing of this registration statement (i.e., 11,580,629 minus 11,524,853 equals 55,776) by (ii) a proposed maximum offering price per unit of $1.10, which was the average of the high and low sales prices per share of the Registrant's common stock as reported on The Nasdaq National Market on July 15, 2002, and then (b) multiplying that product (i.e., 55,776 multiplied by $1.10 equals $61,353.60) by the current fee rate (i.e., $0.000092).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting under Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. The selling security holders identified in this prospectus may not sell securities under this prospectus until the registration statement of which this prospectus is a part becomes effective.

SUBJECT TO COMPLETION, DATED JULY 19, 2002

PROSPECTUS

SSP SOLUTIONS, INC.

11,580,629 SHARES OF COMMON STOCK

        The shares of our common stock being offered under this prospectus are being offered by some of our security holders identified in this prospectus for their own accounts. Our common stock trades on The Nasdaq National Market under the symbol "SSPX." The last reported sale price of our common stock on July 15, 2002, was $1.10 per share.

        Our principal offices are located at 17861 Cartwright Road, Irvine, California 92614, and our telephone number is (949) 851-1085.

Investing in our common stock involves risks.
Please see "Risk Factors" beginning on page 5.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This prospectus is not an offer to sell those securities and is not soliciting an offer to buy those securities in any state where the offer or sale is not permitted.

The date of this prospectus is                        , 2002.

PROSPECTUS SUMMARY

        This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus, especially the risks of investing in our common stock discussed under "Risk Factors."

Our Company

        We provide physical access and electronic security solutions and services for protecting, distributing and monetizing digital content via the Internet-and Internet protocol-based networks. Our primary technology offerings use public key infrastructure, or PKI, which is the standard technology for securing Internet-based commerce and communications. We also provide real-time solutions for electronic commerce and communications. By licensing and acquiring best of breed technologies and combining them with our own leading-edge technologies, we are developing the SSP Solution Suite™. This suite provides security from the Core to the Edge™ of the Internet, across any digital platform. By moving the transaction location from the Internet website (Core), to the customer's access device (Edge), SSP has returned control of security to the customer.

        By offering the SSP Solution Suite™ as well as additional stand-alone products and services, we provide security products and services. We are uniquely positioned to deliver a complete range of highly customizable data security solutions across a broad range of industries. It is our intent to become the Trusted Symbol of the Digital Economy™.

        In August 2001, we completed an acquisition in which BIZ Interactive Zone, Inc., or BIZ, became our wholly-owned subsidiary. BIZ was a development stage enterprise devoting substantially all of its efforts to the development, design, and marketing of security solutions for government and for the financial, healthcare, education and entertainment industries. Concurrent with the acquisition, we changed our name from Litronic Inc. to SSP Solutions, Inc. SSP stands for Secure Service Provider. We have combined the businesses of Litronic and BIZ into a single operating unit under the name SSP Solutions, Inc. The combined company continues to focus on a complete range of solutions for physical access, electronic commerce, and communications, from the Core to the Edge™.

        Our wholly-owned subsidiary, Pulsar Data Systems, Inc., or Pulsar, operates independently as a network solutions company that specializes in solutions that require the deployment of large-scale networks and secure personal computers, or PCs. Capitalizing on 18 years of government distribution experience, Pulsar offers off-the-shelf products and sells computers that use elements of SSP's products.

The Offering

Common Stock Offered by Selling Security Holders	Up to 11,580,629 shares of common stock may be offered under this prospectus, including an aggregate of 11,432,794 shares of common stock that are or may become issuable upon exercise of warrants and options and upon conversion of notes.

The ability of various selling security holders to exercise their warrants and options or convert their notes into the shares of common stock being offered under this prospectus is limited by vesting and other contractual limitations. We have included in the "Selling Security Holders" section beginning on page 19 a summary of this and other key limitations on the ability of selling security holders to exercise or convert their derivative securities into the shares of common stock being offered under this prospectus.
Use of Proceeds	All proceeds of this offering will be received by selling security holders for their own accounts.
Risk Factors	You should read the "Risk Factors" section beginning on page 5, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

RISK FACTORS

        An investment in shares of our common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the following risk factors before deciding to invest or maintain an investment in shares of our common stock. This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus. If any of the following risks actually occurs, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

We have a history of losses and may incur future losses that may adversely impact our business and our stockholders.

        We may not become profitable or significantly increase our revenue. We incurred net losses of $41.4 million, $53.2 million and $4.0 million for the years 2000 and 2001 and the three months ended March 31, 2002, respectively. To achieve profitability, we will need to generate and sustain sufficient revenues while maintaining reasonable cost and expense levels. We expect to continue to incur significant operating expenses primarily to support research and development and expansion of our sales and marketing efforts. These expenditures may not result in increased revenues or customer growth. We do not know when or if we will become profitable. We may not be able to sustain or increase profitability on a quarterly or annual basis.

        Our losses from operations, our use of cash in operating activities, and our accumulated deficit and working capital deficiency at December 31, 2001, among other factors, raised substantial doubt about our ability to continue as a going concern and led our independent auditors to modify their opinion contained in our consolidated financial statements as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 to include an explanatory paragraph related to our ability to continue as a going concern. Reports of independent auditors questioning a company's ability to continue as a going concern are generally viewed unfavorably by analysts and investors. This report may make it difficult for us to raise additional debt or equity financing to the extent needed for our continued operations or for planned expansion, particularly if we are unable to attain and maintain profitable operations in the future. Consequently, future losses may adversely affect our business, prospects, financial condition, results of operations and cash flows. We urge potential investors to review the report of our independent auditors and our consolidated financial statements before making a decision to invest in our company.

We may be unable to obtain additional funding on satisfactory terms, which could interfere with our existing and planned operations, dilute our stockholders or impose burdensome financial restrictions on our business.

        Historically, we have relied upon cash from financing activities to fund a significant portion of the cash requirements of our operating and investing activities, and there is no assurance we will be able to generate cash from our operating activities in the future. During the quarter ended March 31, 2002, we incurred defaults under both our accounts receivable financing and our long-term convertible notes. We obtained waivers for our accounts receivable financing through March 31, 2002 and for our long-term convertible notes through January 1, 2003. As of July 15, 2002, we were in default under our accounts receivable financing and had not obtained a waiver of the default. Consequently, as of that date our accounts receivable lender had the right to declare unpaid amounts due and payable.

        We have forecast operations for the year 2002 and project a need for cash in excess of $10.0 million. If our sales are less than forecast or our expenses are higher than forecast, our cash needs may be higher than that forecast. We do not expect future fixed obligations to be paid from operations and intend to satisfy fixed obligations from additional debt and/or equity financing, use of accounts receivable financing, extending vendor payments, selling investments and issuing stock as payment on obligations.

        We currently do not have any commitments for additional financing. Some of our secured convertible promissory notes contain the grant of a continuing security interest in substantially all of our assets and restrict our ability to obtain debt and/or equity financing. In addition, deteriorating global economic conditions and the effects of ongoing military actions against terrorists may cause prolonged declines in investor confidence in and accessibility to capital markets

        Any future financing may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would adversely affect our business, prospects, financial condition, results of operations and cash flows. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish rights to certain technologies, products or marketing territories. Our failure to raise capital when needed and on terms acceptable to us could adversely affect our business, operating results, financial condition and prospects.

Defaults under our secured credit arrangements could result in a foreclosure on our assets by our creditors.

        All of our assets are pledged as collateral to secure portions of our debt. Although we have obtained waivers in the past, we are in default of certain covenants of these credit arrangements. This means that if we are unable to obtain waivers in the future or incur a monetary default on our secured debt obligations, our indebtedness could become immediately due and payable and the lenders could foreclose on our assets.

We have not generated any sales of our SSP Solution Suite™ or established a sales and marketing force to promote this product, which makes it difficult to evaluate our current business performance and future prospects.

        To date, we have not had any sales of our SSP Solution Suite™ and have not established a sales and marketing force to promote this product. Although we have had some success in selling our security solutions to government agencies, we are just beginning to enter the complex and competitive commercial market for digital commerce and communications security solutions. We believe that many potential customers in our target markets are not fully aware of the need for security products and services in the digital economy. Historically, only enterprises that had substantial resources developed or purchased security solutions for delivery of digital content over the Internet or through other means. Also, there is a perception that security in delivering digital content is costly and difficult to implement. Therefore, we will not succeed unless we can educate our target markets about the need for security in delivering digital content and convince potential customers of our ability to provide this security in a cost-effective and easy-to-use manner.

        Even if we convince our target markets about the importance of and need for such security, we do not know if this will result in the sale of our products. We may be unable to establish sales and marketing operations at levels necessary for us to grow this portion of our business, especially if we are unsuccessful at selling this product into vertical markets. We may not be able to support the promotional programs required by selling simultaneously into several markets. If we are unable to develop an efficient sales system, or if our products or components do not achieve wide market acceptance, then our operating results will suffer.

We face intense competition and pricing pressures from a number of sources, which may reduce our average selling prices and gross margins.

        The markets for our products and services are intensely competitive. As a result, we face significant competition from a number of sources. We may be unable to compete successfully because many of our competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than we have. In addition, there are several smaller and start-up companies with which we compete from time to time. We also expect competition to increase as a result of consolidation in the information security technology and product reseller industries.

        The average selling prices for our products may decline as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments. The pricing of products depends on the specific features and functions of the products, purchase volumes and the level of sales and service support required. We expect competition to increase in the future. As we experience pricing pressure, we anticipate that the average selling prices and gross margins for our products will decrease over product life cycles. These same competitive pressures may require us to write down the carrying value of any inventory on hand, which would adversely impact our operating results.

We derive a substantial portion of our revenue from a small number of customers, and the loss of only one of those customers could adversely impact our operating results.

        We depend on a limited number of customers for a substantial portion of our revenue. During the twelve month periods ended December 31, 2000 and 2001, we derived 42% and 20%, respectively, of our consolidated net revenue from one customer. During the three months ended March 31, 2002, we derived 21% of our consolidated net revenue from one customer. Many of our contracts with our significant customers are short-term contracts. The non-renewal of any significant contract upon expiration, or a substantial reduction in sales to any of our significant customers, would adversely affect our business unless we were able to replace the revenue we received from those customers.

Our reliance on third party technologies for the development of the SSP Solution Suite™ products and our reliance on third parties for manufacturing may delay product launch, impair our ability to develop and deliver products or hurt our ability to compete in the market.

        Our SSP Solution Suite™ is a collection of technologies, some of which are licensed from our alliance and supplier partners. As a result, our ability to license new technologies from third parties is and will continue to be critical to our ability to offer a complete suite of products that meets customer needs and technological requirements. Some of our licenses do not run for the full duration of the third party's patent for the licensed technology. We may not be able to renew our existing licenses on favorable terms, or at all. If we lose the rights to a patented technology, we may need to stop selling or may need to redesign our products that incorporate that technology, and we may lose a competitive advantage. In addition, competitors could obtain licenses for technologies for which we are unable to obtain licenses, and third parties may develop or enable others to develop a similar solution to digital communication security issues as the SSP Solution Suite™, either of which events could erode our market share. Also, dependence on the patent protection of third parties may not afford us any control over the protection of the technologies upon which we rely. If the patent protection of any of these third parties were compromised, our ability to compete in the market also would be impaired.

Third parties could obtain access to our proprietary information or independently develop similar technologies because of the limited protection for our intellectual property.

        Despite the precautions we take, third parties may copy or obtain and use our proprietary technologies, ideas, know-how and other proprietary information without authorization or may independently develop technologies similar or superior to our technologies. In addition, the confidentiality and non-competition agreements between us and our employees, distributors and clients may not provide meaningful protection of our proprietary technologies or other intellectual property in the event of unauthorized use or disclosure. Policing unauthorized use of our technologies and other intellectual property is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. Furthermore, the laws of other jurisdictions may afford little or no effective protection of our intellectual property rights. Our business, financial condition and operating results could be adversely affected if we are unable to adequately protect our intellectual property rights.

We may face harmful claims of infringement of proprietary rights.

        There is a risk that our products infringe the proprietary rights of third parties. Regardless of whether our products infringe on proprietary rights of third parties, infringement or invalidity claims may be asserted or prosecuted against us and we could incur significant expenses in defending them. If any infringement claims or actions are asserted against us, we may be required to modify our products or seek licenses for these intellectual property rights. We may not be able to modify our products or obtain licenses on commercially reasonable terms, in a timely manner or at all. Our failure to do so could adversely affect our business.

Our inability to maintain and develop new strategic relationships with partners and suppliers could impact our ability to obtain or sell our products, including the SSP Solution Suite™, and prevent us from generating sales revenues.

        We currently obtain and sell many of our products through strategic alliance and supplier agreements. The loss of any of our existing strategic relationships, or the inability to create new strategic relationships in the future, could adversely affect our ability to develop and market our products.

        We depend upon our partners to develop and market products and to fund and perform their obligations as contemplated by our agreements with them. We do not control the time and resources devoted by our partners to these activities. These relationships may not continue or may require us to spend significant financial, personnel and administrative resources from time to time. We may not have the resources available to satisfy our commitments, which may adversely affect our strategic relationships. Further, our products and services may compete with the products and services of our strategic partners. This competition may adversely affect our relationships with our strategic partners, which could adversely affect our business.

        If alliance or supplier agreements are cancelled, modified or delayed, if alliance or supplier partners decide not to purchase our products or to purchase only limited quantities of our products, or if we are unable to enter into additional alliance or supplier agreements, our ability to produce and sell our products and to generate sales revenues could be adversely affected.

Any compromise of PKI technology would adversely affect our business.

        Many of our products are based on PKI technology. The security afforded by this technology depends on the integrity of a user's private key, which depends in part, on the application of algorithms, or advanced mathematical factoring equations. The occurrence of any of the following could result in a decline in demand for our data security products:

  •
  any significant advance in techniques for attacking PKI systems, including the development of an easy factoring method or faster, more powerful computers;

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  publicity of the successful decoding of cryptographic messages or the misappropriation of private keys; and

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  government regulation limiting the use, scope or strength of PKI.

A security breach of our internal systems or those of our customers due to computer hackers or cyber terrorists could harm our business.

        Since we provide security for Internet and other digital communication networks, we may become a target for attacks by computer hackers. Also, the full effects of the events on September 11, 2001 have not been determined. The ripple effects throughout the economy may have an affect on our potential commercial customers, or their ability to purchase our products and services. Additionally, because we provide security products to the United States government, we may be targeted by cyber terrorist groups for the follow-up activities threatened against United States based-targets.

        We will not succeed unless the marketplace is confident that we provide effective security protection for Internet and other digital communication networks. Networks protected by our products may be vulnerable to electronic break-ins. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques. Although we have not experienced any act of sabotage or unauthorized access by a third party of our internal network to date, if an actual or perceived breach of security for Internet and other digital communication networks occurs in our internal systems or those of our end-user customers, regardless of whether we caused the breach, it could adversely affect the market perception of our products and services. This could cause us to lose customers, resellers, alliance partners or other business partners.

We may be exposed to significant liability for actual or perceived failure to provide required products or services.

        Products as complex as those we offer may contain undetected errors or may fail when first introduced or when new versions are released. Despite our product testing efforts and testing by current and potential customers, it is possible that errors will be found in new products or enhancements after commencement of commercial shipments. The occurrence of product defects or errors could result in adverse publicity, delay in product introduction, diversion of resources to remedy defects, loss of or a delay in market acceptance, or claims by customers against us, or could cause us to incur additional costs, any of which could adversely affect our business.

        Because our customers rely on our products for critical security applications, we may be exposed to claims for damages allegedly caused to an enterprise as a result of an actual or perceived failure of our products. An actual or perceived breach of enterprise network or data security systems of one of our customers, regardless of whether the breach is attributable to our products or solutions, could adversely affect our business reputation. Furthermore, our failure or inability to meet a customer's expectations in the performance of our services, or to do so in the time frame required by the customer, regardless of our responsibility for the failure, could:

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  result in a claim for substantial damages against us by the customer;

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  discourage customers from engaging us for these services; and

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  damage our business reputation.

If use of the Internet and other communication networks based on Internet protocols does not continue to grow, demand for our products may not increase.

        Increased demand for our products largely depends on the continued growth of the Internet and Internet protocol-based networks and the widespread acceptance and use of these mediums for electronic commerce and communications. Because electronic commerce and communications over these networks are evolving, we cannot predict the size of the market and its sustainable growth rate. A number of factors may affect market size and growth rate, including increases in governmental regulation and the continued ability of the Internet infrastructure and communications services to support growing demands, which ability could be adversely affected by, among other things, delays in development or adoption of new standards and protocols to handle increased levels of activity. If the use of electronic commerce and communications does not increase, or increases more slowly than we expect, demand for our products and services will be adversely impacted.

If we do not respond to rapid technological changes, our product and service offerings could become obsolete.

        The markets we serve are characterized by rapidly changing technology, emerging industry standards and frequent introduction of new products. The introduction of products embodying new technologies and the emergence of new industry standards may render our products obsolete or less marketable. The process of developing our products and services is extremely complex and requires significant continuing development efforts. If we are unable to modify existing products and develop new products that are responsive to changing technology and standards and to meet customer needs in a timely and cost effective manner, our business could be adversely affected.

Doing business with the United States government entails many risks that could adversely affect us.

        Sales to United States government agencies accounted for 72% and 34% of our consolidated revenue for the fiscal year ended December 31, 2001 and the quarter ended March 31, 2002, respectively. Our sales to these agencies are subject to risks that include:

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  early termination of our contracts;

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  disallowance of costs upon audit; and

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  the need to participate in competitive bidding and proposal processes, which are costly, time consuming and may result in unprofitable contracts.

        In addition, the government may be in a position to obtain greater rights with respect to our intellectual property than we would grant to other entities. Government agencies also have the power, based on financial difficulties or investigations of their contractors, to deem contractors unsuitable for new contract awards. Because we engage in the government contracting business, we have been and will be subject to audits and may be subject to investigation by governmental entities. Failure to comply with the terms of any of our governmental contracts could result in substantial civil and criminal fines and penalties, as well as our suspension from future government contracts for a significant period of time, any of which could adversely affect our business.

Our quarterly operating results may fluctuate significantly.

        Our quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside our control. These factors include:

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  the length of our customer commitments;

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  patterns of information technology spending by customers;

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  the timing, size, mix and customer acceptance of our product and service offerings and those of our competitors;

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  the timing and magnitude of required capital expenditures; and

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  the need to use outside contractors to complete some assignments.

Delays in deliveries from our suppliers or defects in goods or components supplied by our vendors could cause our revenues to decline and could otherwise adversely affect our operating results.

        We rely on a limited number of vendors for certain components for the products we are developing that will comprise the SSP Solution Suite™. Any undetected flaws in components supplied by our vendors could lead to unanticipated costs to repair or replace these parts. We currently purchase some of our components from a single supplier, which presents a risk that the components may not be available in the future on commercially reasonable terms or at all. For example, Atmel Corporation has nearly completed development of a specially designed Forté microprocessor. Any inability to receive adequate supplies or delays in receiving supplies of the Forté microprocessor, whether as a result of delays in completing development or otherwise, would adversely affect our ability to sell the Forté PKI card. We do not anticipate maintaining a supply agreement with Atmel Corporation for the Forté microprocessor. If Atmel Corporation were unable to deliver the Forté microprocessor for a lengthy period of time or were to terminate its relationship with us, we would be unable to produce the Forté PKI card until we could design a replacement computer chip for the Forté microprocessor. We anticipate this would take substantial time and resources to complete, which could result in delays or reductions in product shipments that could adversely affect our business.

        Also, if we are unable to obtain or generate sufficient funds to sustain our operations, we may damage our relationships with our vendors. Slow and delinquent payments may cause vendors not to sell products to us, or only with advance payment. If this occurs, we will not have components and services available for our products. We may not be able to replace any of our supply sources on economically advantageous terms. Further, if we experience price increases for the components for our products, we will experience declines in our gross margins.

We depend on key management personnel, and the loss of their services could adversely affect our business.

        Our success will depend largely on the continuing efforts of our executive officers and senior management. Our business may be adversely affected if the services of any of our key management personnel become unavailable to us. There is a risk that these individuals will not continue to serve for any particular period of time. We do not maintain key person life insurance on the lives of any of our key executives.

Changes we may need or be required to make in our insurance coverage may expose us to increased liabilities and may interfere with our ability to retain or attract qualified officers and directors.

        We are in the process of renewing or replacing various insurance policies, including those that cover directors' and officers' liability and errors and omissions. Given the current climate of rapidly increasing insurance premiums and erosion of coverage, we may need or be required to reduce our coverage and increase our deductibles in order to afford the premiums. To the extent we reduce our coverage and increase our deductibles, our exposure and the exposure of our directors and officers for liabilities that either become excluded from coverage or underinsured will increase. As a result, we may lose or may experience difficulty in attracting qualified directors and officers.

There is significant competition in our industry for highly skilled employees, and our failure to attract and retain technical personnel would adversely affect our business.

        We may not be able to attract or retain highly skilled employees. Our inability to hire or retain highly qualified individuals may impede our ability to develop, install, implement and service our software and hardware systems, customers and potential customers or to conduct our operations efficiently, all of which may adversely affect our business. The data security and networking solution industries are characterized by a high level of employee mobility, and the market for highly qualified individuals in computer-related fields is intense. This competition means there are fewer highly qualified employees available to hire, and the costs of hiring and retaining these individuals are high. Even if we are able to hire these individuals, we may be unable to retain them. Furthermore, there is increasing pressure to provide technical employees with stock options and other equity interests, which may dilute earnings per share.

Our efforts to expand international operations are subject to a number of risks, any of which could adversely affect our future international sales.

        We are currently seeking to increase our international sales. Our inability to obtain or maintain federal or foreign regulatory approvals relating to the import or export of our products on a timely basis could adversely affect our ability to expand our international business. Additionally, our international operations could be subject to a number of risks, any of which could adversely affect our future international sales, including:

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  increased collection risks;

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  trade restrictions;

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  export duties and tariffs;

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  uncertain political, regulatory and economic developments; and

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  inability to protect our intellectual property rights.

We are unable to predict the extent to which the resolution of lawsuits pending against us and our subsidiary could adversely affect our business.

        G2 Resources, Inc. and Classical Financial Services, LLC have filed complaints against Pulsar alleging that Pulsar breached a contract by failing to make payments to G2 Resources, Inc. in connection with services allegedly provided by G2 Resources, Inc. In April 2001, the court dismissed for lack of prosecution activity for more than twelve months the original complaint that G2 Resources, Inc. had filed against Pulsar in January 1998. G2 Resources, Inc. refiled the action in May 2001. Pulsar intends to vigorously defend against the plaintiffs' claims and has asserted defenses and counterclaims.

        In November 2001, WorldLink Technologies Holdings filed a lawsuit against us and Marvin Winkler, our co-chief executive officer, alleging that we conspired with other defendants to defraud and defame plaintiff and to interfere with plaintiff's economic opportunities. We have been granted several extensions of time to respond to the complaint while the plaintiff determines whether to pursue the claims against us. We and Mr. Winkler adamantly deny the plaintiff's allegations and intend to vigorously defend against them if necessary.

        In May 2002, Contemporary Services Corporation filed an action against us alleging breach of contract, fraud, negligent misrepresentation and violation of California Corporations Code section 25400. The action relates to a term sheet agreement that we entered into with the plaintiff in October 2001 in connection with a potential strategic relationship between the plaintiff and us. We have prepared, but not yet filed, an answer and cross-complaint. We intend to aggressively defend the action and pursue the cross-complaint if we are unable to reach a satisfactory resolution with the plaintiff.

        In May 2002, Integral Systems, Inc. filed an action against us alleging that we breached a promissory note for the payment of $389,610 and then obtained a confessed judgment for approximately $327,250. We have until July 23, 2002 to bring a motion to open, modify or vacate the judgment and are in negotiations to resolve the matter informally.

        In June 2002, Research Venture, LLC filed two lawsuits against us alleging unlawful detainer and seeking possession of two leased properties, alleged damages and lost rent. We have surrendered possession of both properities. Although trial is scheduled for one of the matters on July 25, 2002, we expect the court to reschedule the matter for a later date. We have been in negotiations with Research Venture, LLC regarding this matter.

        In July 2002, MAZ Technologies, Inc. filed a lawsuit against us claiming we infringe a patent obtained by the plaintiff for encryption and decryption. We have not yet answered the complaint. If the matter is not resolved, we intend to aggressively defend the matter because we believe we do not violate the claimed patent and that the asserted patent is overbroad and unenforceable.

        If we believe it is probable that we will incur an estimable amount of expenses in connection with a litigation matter, we will include the estimated amount of expenses in accounts payable or accrued liabilities. If we feel unable to make a reasonable judgment as to the ultimate outcome of, or to assess or quantify our exposure relating to, a litigation matter, we will not include in our financial statements an estimated amount of expenses for that matter. Consequently, if we are unable during any financial reporting period to accurately estimate our potential liability in connection with a litigation matter, our financial condition and results of operations in future financial reporting periods may be adversely affected.

Governmental regulations affecting security of Internet and other digital communication networks could limit the market for our products and services

        The United States government and foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, including encryption technology. Any additional governmental regulation of imports or exports or failure to obtain required export approval of encryption technologies could delay or prevent the acceptance and use of encryption products and public networks for secure communications and could limit the market for our products and services. In addition, some foreign competitors are subject to less rigorous controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than us in the United States and in international security markets for Internet and other digital communication networks. In addition, certain governmental agencies, such as the Federal Communications Commission, periodically issue regulations governing the conduct of business in telecommunications markets that may negatively affect the telecommunications industry and us.

Acquisition-related accounting charges may continue to delay or reduce our profitability.

        We accounted for our acquisition of BIZ as a purchase. Under the purchase method of accounting, the purchase price was allocated to the fair value of the identifiable tangible and intangible assets and liabilities that we acquired from BIZ. The excess of the purchase price over BIZ's tangible net assets resulted in goodwill and other intangible assets.

        In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement 142, "Goodwill and Other Intangible Assets." We adopted this statement effective January 1, 2002. Under this statement, goodwill is no longer amortized and is subject to annual testing for impairment beginning January 1, 2002. The provisions of this statement require us to perform a two-step test to assess goodwill for impairment. In the first step, we compare the fair value of each reporting unit to its carrying value. If the fair value exceeds the carrying value, then goodwill is not impaired and we need not proceed to the second step. If the carrying value of a reporting unit exceeds its fair value, then we must determine and compare the implied fair value of the reporting unit's goodwill to the carrying value of its goodwill. If the carrying value of the reporting unit's goodwill exceeds its implied fair value, then we will record an impairment loss in the amount of the excess. With regard to a reporting unit's goodwill balance at January 1, 2002, we must perform the first step of the annual testing for impairment by June 30, 2002. If the results of that step indicate that goodwill may be impaired, we will then complete the second step as soon as possible, but no later than December 31, 2002. We cannot predict whether or when there will be an impairment charge, or the amount of any such charge. If the charge is significant, it could cause the market price of our common stock to decline.

A relocation of our software development to India could prove to be unprofitable due to risks inherent in international business activities.

        We may relocate portions of our software development activities to India in an effort to reduce our operating expenses. We are subject to a number of risks associated with international business activities that could adversely affect any operations we may develop in India and slow our growth. These risks generally include, among others:

  •
  difficulties in managing and staffing our Indian operations;

  •
  difficulties in obtaining or maintaining regulatory approvals or in complying with Indian laws;

  •
  reduced or less certain protection for intellectual property rights;

  •
  differing technological advances, preferences or requirements;

  •
  trade restrictions;

  •
  foreign currency fluctuations; and

  •
  general economic conditions, including instability, in the Indian market.

        Any of these risks could adversely affect our business and results of operations.

Conflicts involving India could adversely affect any operations we may establish in India and harm our business.

        South Asia has from time to time experienced civil unrest and hostilities among neighboring countries, including India and Pakistan. In April 1999, India and Pakistan conducted long-range missile tests. Since May 1999, military confrontations between India and Pakistan have occurred in disputed regions. In October 1999, the leadership of Pakistan changed as a result of a coup led by the military. Additionally, recent events have significantly heightened the tensions between India and Pakistan. If a major armed conflict or nuclear war involving India and any of its neighboring countries occurs, it could, among other things, prevent us from establishing or maintaining operations in India. If the successful conduct of operations in India becomes critical to any or all of our other operations, our business would be harmed to the extent we are unable to establish or maintain operations in India.

We are exposed to liability for actions taken by our domestic employees while on assignment and may also be exposed to liability for actions taken by any foreign employees we may hire.

        As a professional services provider, a portion of our business involves employing people and placing them in the workplace of other businesses. Therefore, we are exposed to liability for actions taken by our employees while on assignment. In addition, to the extent we hire employees in India or other foreign locations, we may also be exposed to liability for actions taken by those employees in the scope of their employment.

Risks Related to This Offering

If our stockholders' equity falls below $10.0 million or our bid price per share falls and remains below $1.00, Nasdaq may de-list our common stock, which could decrease the market price of our common stock and make it more difficult for our stockholders to dispose of or obtain quotations for our common stock and for us to obtain financing.

        The listing standards of The Nasdaq National Market require, among other things, that listed companies maintain a minimum $10.0 million stockholders' equity and a minimum bid price of $1.00. At March 31, 2002, our stockholders' equity was $13.7 million. In June 2002, the bid price of our common stock temporarily fell below $1.00. If our stockholders' equity decreases due to further losses or our bid price falls and remains below $1.00 for 30 consecutive trading days, Nasdaq may take steps to de-list our common stock from The Nasdaq National Market. If delisting occurs, our stock price could decline further and the ability of any potential or future investors to achieve liquidity from our common stock could be severely limited, which could inhibit, if not preclude, our ability to raise additional working capital on acceptable terms, if at all.

Our common stock price is subject to significant volatility, which could result in substantial losses for investors and in litigation against us.

        The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, which often have been unrelated to the performance of the related corporations. Between January 1, 2002 and July 15, 2002, the high and low closing sale prices of our common stock were $4.40 and $0.90, respectively. The market price of our common stock may exhibit significant fluctuations in the future in response to various factors, many of which are beyond our control and which include:

  •
  variations in our annual or quarterly financial results or those of our competitors;

  •
  company-issued earnings announcements that vary from consensus analyst estimates;

  •
  changes by financial research analysts in their recommendations or estimates of our earnings;

  •
  conditions in the economy in general or in the information technology service sector in particular;

  •
  announcements of technological innovations or new products or services by us or our competitors; and

  •
  unfavorable publicity or changes in applicable laws and regulations, or their judicial or administrative interpretations, affecting us or the information technology service sector.

        If our operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of our common stock likely will decline, perhaps substantially. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources. Consequently, the price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

A significant number of shares of our common stock are being registered for public resale in this offering, and sales of large numbers of our shares could adversely affect their market price.

        Our common stock historically has been thinly traded. Our average daily volume during the first six months of 2002 was 11,831 shares. Selling security holders may offer up to 11,580,629 shares for sale to the public under this prospectus. If the selling security holders seek to sell numbers of shares significantly in excess of our typical volume, the market price of our shares may decline.

Future conversions or exercises of our outstanding derivative securities, particularly those that contain "full ratchet" anti-dilution provisions, could substantially dilute your investment by causing large numbers of shares of our common stock to be issued in the future.

        In order to sell shares of our common stock under this prospectus, most of the selling security holders will need to convert their convertible promissory notes, most of which have a conversion price of $1.00 per share, exercise their warrants, most of which have an initial exercise price of $1.30 per share, or exercise their options, which have exercise prices ranging from $2.15 to $4.05 per share. These conversions or exercises could cause a large increase in the number of shares of our common stock outstanding, which would dilute our earnings per share and could adversely affect our stock price.

        In addition, convertible notes and warrants we issued in December 2001 and April 2002 contain "full ratchet" anti-dilution provisions that are in effect through April 16, 2003, and we currently are seeking to raise additional capital on similar terms. This means that if we issue any common stock or securities convertible into or exercisable for common stock prior to April 16, 2003 for consideration less than that of the conversion price of the notes (initially, $1.00 per share) or the exercise price of the warrants (initially, $1.30 per share), then the conversion price of the notes and/or the exercise price of the warrants automatically will adjust down to the consideration per share in the new issuance. So, for example, if we issue an option to purchase shares of our common stock at $0.80 per share, both the conversion price of the notes and the exercise price of the warrants will be reduced to $0.80 per share.

        Recent declines in the market price of our common stock, future market conditions and our present and future cash needs may require us to issue securities at a lower price. If we do so, the new, lower effective conversion price of the convertible notes would cause even more shares of our common stock to become issuable upon conversion of the notes, and the number of shares underlying the warrants would be adjusted upward in proportion to the downward adjustment to the warrant exercise price, creating the possibility of significant dilution of any future earnings per share.

If our security holders engage in short sales of our common stock, including sales of shares to be issued upon conversion or exercise of derivative securities, the price of our common stock may decline.

        Selling short is a technique used by a security holder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. The decrease in market price would allow holders of our derivative securities that have conversion or exercise prices based upon a discount on the market price of our common stock to convert or exercise their derivative securities into or for an increased number of shares of our common stock. Further sales of common stock issued upon conversion or exercise of our derivative securities could cause even greater declines in the price of our common stock due to the number of additional shares available in the market, which could encourage short sales that could further undermine the value of our common stock. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

If we are unsuccessful in registering for resale and maintaining the effectiveness of a registration statement covering shares of common stock issuable upon conversion of our secured convertible promissory notes and related warrants, we will be in default under those notes and could face significant adverse consequences.

        The agreements we entered into in connection with our issuance of secured convertible promissory notes and related warrants require us to, among other things, register for resale the shares of common stock issuable upon conversion of the notes and warrants no later than August 14, 2002 and to maintain effectiveness of the registration statement for an extended period of time. If we are unable to timely obtain and maintain effectiveness of the required registration statement, or if we default under the agreements for any other reason, the holders of the notes could, among other things, require us to pay substantial penalties, require us to repay the notes at a premium and/or foreclose upon their security interest in our assets. Any of these events would adversely affect our business, operating results, financial condition, cash flows and our ability to service our other indebtedness.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

        Our amended and restated certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that may deter a takeover or a change in control or prevent an acquisition not approved by our board of directors, or that may adversely affect the price of our common stock. For example, our board of directors has the authority to issue up to 5.0 million shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by our stockholders. No shares of preferred stock were outstanding as of the date of this prospectus. The rights of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, which would delay, defer or prevent a change in control of our company. Furthermore, preferred stock may have other rights, including economic rights senior to common stock. As a result, the issuance of preferred stock could adversely affect the market value of our common stock.

        In addition, Section 203 of the Delaware General Corporation Law prohibits us from engaging in business combinations with interested stockholders, as defined by statute. These provisions may have the effect of delaying or preventing a change in control of our company without action by our stockholders, even if a change in control would be beneficial to our stockholders. Consequently, these provisions could adversely affect the price of our common stock.

A small number of stockholders, who include certain of our officers and directors, have the ability to control stockholder votes and to take action by written consent without a meeting of stockholders.

        As of July 11, 2002, Kris Shah, Marvin Winkler and certain of their family members and other affiliates owned, in the aggregate, approximately 64.7% of our outstanding common stock. Those stockholders, if acting together, have the ability to elect our directors and to determine the outcome of corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote. Further, those stockholders have the ability to take action by written consent on those matters without a meeting of stockholders. Those matters could include the election of directors, changes in the size and composition of the board of directors, and mergers and other business combinations involving our company. In addition, through control of the board of directors and voting power, they may be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets. Also, the concentration of voting power in the hands of those individuals could have the effect of delaying or preventing a change in control of our company, even if the change in control would benefit our stockholders, and may adversely affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, which reports are incorporated by reference in this prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend that those forward-looking statements be subject to the safe harbors created by those sections. These forward-looking statements generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance, and can generally be identified by the use of the words "believe," "intend," "plan," "expect," "forecast," "project," "may," "should," "could," "seek," "pro forma," "estimates," "continues," "anticipate" and similar words. The forward-looking statements and associated risks may include, relate to, or be qualified by other important factors, including, without limitation:

  •
  our ability to achieve the intended benefits of recent and future cost-cutting measures;

  •
  our ability to obtain additional working capital;

  •
  our ability to successfully implement our future business plans;

  •
  our ability to attract strategic partners and alliances;

  •
  uncertainties relating to economic conditions in the markets in which we currently operate and in which we intend to operate in the future;

  •
  our ability to hire and retain qualified personnel;

  •
  the risks of uncertainty of trademark protection;

  •
  risks associated with existing and future governmental regulation to which we are subject.

        These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements. We do not undertake to update, revise or correct any forward-looking statements.

        Any of the factors described above or in the "Risk Factors" section above could cause our financial results, including our net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

SELLING SECURITY HOLDERS

        This prospectus covers the offer and sale by the selling security holders of up to 11,580,629 shares of common stock. Each selling security holder has indicated to us that he or it is acting individually, not as a member of a group. Except as indicated by footnote, none of the selling security holders or their affiliates has held any position, office or other material relationship with us in the past three years. The following table sets forth, to our knowledge, certain information about the selling security holders as of July 11, 2002.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 21,910,343 shares of common stock outstanding as of the date of the table.

        All of the shares being offered under this prospectus were issued, or are issuable upon exercise or conversion of warrants, options or promissory notes that we issued, in the following private placement transactions:

  •
  Under a letter agreement dated May 31, 2001, as amended on October 31, 2001, between us, BIZ and Tucker Anthony Sutro Capital Markets, an NASD member firm, in lieu of the $25,000 retainer and approximately $11,000 in unreimbursed expenses that we owed to Tucker Anthony Sutro Capital Markets for investment banking services, we issued 4,050 shares of common stock to RBC Dain Rauscher, Inc. (formerly Dain Rauscher Incorporated), as successor by merger to Tucker Anthony Sutro Capital Markets, and an aggregate of 4,050 shares of common stock to Douglas J. Burke, Forbes W. Burtt and William M. Hannan, three then employees of Tucker Anthony Sutro Capital Markets. We have included for resale under this prospectus the 8,100 shares of common stock issued under that agreement.

  •
  Under a Securities Purchase, Registration Rights and Security Agreement dated as of April 16, 2002, we issued to six accredited investors in a private offering approximately $5.8 million in principal amount of 10% secured convertible promissory notes due December 31, 2005. The notes have an initial conversion price of $1.00 per share. Interest on the notes is payable quarterly in cash or, at our option, in shares of common stock valued at the arithmetic mean of the closing sale price of our common stock for the 30-day period ending on the day prior to the day the interest payment is due. The outstanding principal balances of the notes and, at our option, any accrued and unpaid interest, automatically will convert into shares of common stock if at any time after the declaration of effectiveness of the registration statement of which this prospectus is a part:

  •
  the closing sale price of a share of our common stock equals or exceeds $3.00 for 20 consecutive trading days;

  •
  the average daily trading volume during the 20-trading day period equals or exceeds 100,000 shares; and

  •
  the registration statement remains effective throughout each day of the 20-trading day period.

    The notes were accompanied by three-year warrants to purchase an aggregate of 3,477,666 shares of common stock at an initial exercise price of $1.30 per share. The warrants will be exercisable on or after the effective date of the registration statement of which this prospectus is a part. The warrants contain a cashless exercise provision.

    The notes and warrants contain "full ratchet" anti-dilution provisions that are in effect through April 16, 2003. This means that if we issue any common stock or securities convertible into or exercisable for common stock prior to April 16, 2003 for consideration less than that of the conversion price of the notes or the exercise price of the warrants, then the conversion price of the notes and/or the exercise price of the warrants automatically will adjust down to the consideration per share in the new issuance, and the number of shares underlying the notes and/or the warrants will adjust upward in proportion to the downward adjustment in the conversion and/or exercise prices. We have included for resale under this prospectus 3,477,666 shares of common stock underlying the warrants, 105,861 shares of common stock issued upon conversion of interest on the notes, and 7,827,128 shares of common stock underlying the principal balances of and interest on the notes.

  •
  Between December 3, 2001 and May 23, 2002, we were a party to an Independent Contractor Services Agreement with Nefilim Associates, LLC. As of the effective date of the agreement, we granted to Nefilim Associates, LLC a two-year fully-vested non-qualified option to purchase up to an aggregate of 6,250 shares of common stock at an exercise price of $4.05 per share, which was the last sale price of a share of our common stock on the immediately preceding day. As of March 4, 2002, we granted to Nefilim Associates, LLC a two-year fully-vested non-qualified option to purchase up to 6,250 shares of common stock at an exercise price of $2.61 per share, which was 90% of the average of the closing prices of a share of our common stock for the 20-trading day period ending on the day immediately preceding the grant date of the option. As of April 16, 2002, we granted to Nefilim Associates, LLC a two-year fully-vested non-qualified option to purchase up to 5,500 shares of common stock at an exercise price of $2.15 per share, which was 90% of the average of the closing prices of a share of our common stock for the 20-trading day period ending on the day immediately preceding the grant date of the option. We have included for resale under this prospectus the 18,000 shares of common stock underlying the three options.

  •
  On May 2, 2002, we granted to William Blair & Company, L.L.C. a three-year warrant to purchase up to 110,000 shares of common stock at an initial exercise price of $1.00 per share as compensation for placement agent services rendered in connection with our December 2001 and April 2002 financings. The warrant contains a cashless exercise provision. We have included for resale under this prospectus the 110,000 shares of common stock underlying the warrant.

  •
  Under a finders' fee agreement dated April 2, 2002, JAW Financial, L.P., a limited partnership affiliated with Marvin J. Winkler, our co-chairman of the board and co-chief executive officer, transfered to AMG Financing Capital, Inc. 12,500 shares of common stock owned by JAW Financial, L.P. as partial payment for the engagement fee we owed to AMG Financing Capital, Inc. We have included the 12,500 shares of common stock for resale under this prospectus.

  •
  In lieu of payment of $28,000 in cash compensation that we owed to Robert J. Gray in consideration for patents he assigned to us under the terms of his employment arrangement with us, we issued to Mr. Gray effective as of June 13, 2002 an aggregate of 21,374 shares of common stock. We have included those shares of common stock for resale under this prospectus.

        The terms of the 10% secured convertible promissory notes due December 31, 2005 and the related warrants whose underlying shares of common stock are included for resale under this prospectus prohibit conversion of the notes or exercise of the warrants to the extent that conversion of the notes or exercise of the warrants would result in the holder, together with its affiliates, beneficially owning in excess of 4.999% of our outstanding shares of common stock. A holder of one of those notes or warrants may waive the 4.999% limitation after 61 days' prior written notice to us, or immediately upon written notice to us if we are or may become subject to a change in control as defined in those notes and warrants. As of the date of the table, none of the holders had waived the beneficial ownership limitations. However, the beneficial ownership limitations do not preclude a holder from converting a note or exercising a warrant and selling the shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

        The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders described below. William Blair & Company, L.L.C. and RBC Dain Rauscher, Inc. are NASD member firms and therefore are acting as underwriters in this offering. Although each of Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P., Crestview Offshore Fund, Inc., Richard P. Kiphart, Douglas J. Burke and Forbes W. Burtt currently is affiliated with an NASD member firm, and William Hannan formerly was affiliated with an NASD member firm, each such person or entity has represented to us that he or it is not acting as an underwriter in this offering, he or it purchased or received the securities to be resold by him or it under this prospectus in the ordinary course of business, and at the time of such purchase or receipt, he or it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

	Shares of Common Stock Beneficially Owned Prior to Offering					Shares of Common Stock Beneficially Owned After Offering(1)
Name of Beneficial Owner				Shares of Common Stock Being Offered
	Number		Percentage			Number		Percentage
RBC Dain Rauscher, Inc.(2)	4,050		*	4,050		—		—
Douglas J. Burke(3)	1,650		*	1,650		—		—
Forbes W. Burtt(4)	2,000		*	2,000		—		—
William M. Hannan(5)	400		*	400		—		—
Crestview Capital Fund, L.P.(6)	1,151,900	(7)(8)	4.99%	2,116,325	(9)	—		—
Crestview Capital Fund II, L.P.(6)	655,085	(7)(10)	2.90%	787,469	(11)	—		—
Crestview Offshore Fund, Inc.(6)	40,942	(7)(12)	*	49,216	(13)	—		—
Richard P. Kiphart	1,149,290	(7)(14)	4.99%	7,460,624	(15)	—		—
Nefilim Associates, LLC	437,981	(2)(16)	1.96%	522,853	(17)	—		—
Robert Geras	409,429	(7)(18)	1.83%	492,168	(19)	—		—
William Blair & Company, L.L.C.	110,000	(20)	*	110,000	(20)	—		—
AMG Financing Capital, Inc.(21)	12,500		*	12,500		—		—
Robert J. Gray	131,161	(22)	*	21,374		109,787	(22)	*

*
Less than 1.00%

(1)
The figures shown assume the sale of all shares being offered under this prospectus.

(2)
Power to vote or dispose of the shares beneficially owned by RBC Dain Rauscher, Inc., an NASD member firm, is held by RBC Dain Rauscher, Corp. The individuals authorized to act on behalf of RBC Dain Rauscher, Corp. in the voting and disposition of the shares are Irving Weiser, Lisa A. Ferris, Lawrence C. Holtz, Michelle R. White, Peter Armenio, Peter M. Grant, Maria T. Malark and Mary E. Zimmer.

(3)
Douglas J. Burke is a managing director of Digital Coast Partners, an NASD member firm.

(4)
Forbes W. Burtt is a managing director of Wedbush Morgan Securities, an NASD member firm.

(5)
William Hannan is a former employee of Tucker Anthony Sutro Capital Markets, a former NASD member firm that merged with RBC Dain Rauscher, Inc.

(6)
Kingsport Capital Partners, LLC is the general partner of each of Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P. and Crestview Offshore Fund, Inc. Power to vote or dispose of the shares beneficially owned by each of each of Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P. and Crestview Offshore Fund, Inc. is held by Stewart Flink and Richard Levy. Stewart Flink owns Dillon Capital, Inc., an NASD member firm.

(7)
The figures shown assume the registration statement of which this prospectus is a part will be declared effective within 60 days after the date of this table.

(8)
Represents the maximum aggregate number of shares that may be issued upon conversion of notes and exercise of warrants held by Crestview Capital Fund, L.P. without waiver of contractual beneficial ownership limitations.

(9)
Includes 1,451,691 shares underlying notes and 645,000 shares underlying warrants.

(10)
Includes 407,780 shares underlying notes and 240,000 shares underlying warrants.

(11)
Includes 540,164 shares underlying notes and 240,000 shares underlying warrants.

(12)
Includes 25,486 shares underlying notes and 15,000 shares underlying warrants.

(13)
Includes 33,760 shares underlying notes and 15,000 shares underlying warrants.

(14)
Includes 110,000 shares underlying warrants held by William Blair & Company, L.L.C., an NASD member firm that has acted as placement agent for us. Mr. Kiphart is manager—corporate finance at William Blair & Company, L.L.C. Also includes a maximum aggregate of 970,073 shares that may be issued upon conversion of notes and exercise of warrants held by Mr. Kiphart without waiver of contractual beneficial ownership limitations.

(15)
Includes 5,117,607 shares underlying notes and 2,273,800 shares underlying warrants.

(16)
Includes 18,000 shares underlying options, 261,432 shares underlying notes and 153,866 shares underlying warrants. Power to vote or dispose of the shares beneficially owned by Nefilim Associates, LLC is held by Alexander T. Tennant as the managing member. Nefilim Associates, LLC is a former public relations and marketing consultant of ours.

(17)
Includes 18,000 shares underlying options, 346,304 shares underlying notes and 153,866 shares underlying warrants.

(18)
Includes 254,863 shares underlying notes and 150,000 shares underlying warrants.

(19)
Includes 337,602 shares underlying notes and 150,000 shares underlying warrants.

(20)
Represents shares underlying a warrant. Power to vote or dispose of the shares beneficially owned by William Blair & Company, L.L.C. is held by the Executive Committee of William Blair & Company, L.L.C., which was comprised of Edgar Janotta, E. David Coolidge, John Ettleson, James McKinney, Albert Lacher, Carlette McMullan, Michelle Seitz, Richard Kiphart and Robert Newman as of the date of this table. William Blair & Company, L.L.C. is an NASD member firm that has acted as placement agent for us.

(21)
The power to vote or dispose of the shares beneficially owned by AMG Financing Capital, Inc. is held by Arthur M. Gelber as President. AMG Financing Capital, Inc. has acted as a finder for us.

(22)
Includes 6,000 shares underlying options. Until June 2002, Mr. Gray was our vice president, product development and embedded systems and chief technical officer. He is now a part-time, hourly employee.

PLAN OF DISTRIBUTION

        The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within his control, so as to be available for delivery at the time when, under applicable rules, delivery must be made;

  •
  transactions to cover short sales;

  •
  broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

  •
  a combination of any of these methods of sale; or

  •
  any other method permitted by applicable law.

        The sale price to the public may be:

  •
  the market price prevailing at the time of sale;

  •
  a price related to the prevailing market price;

  •
  at negotiated prices; or

  •
  a price the selling security holder determines from time to time.

        The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling security holders may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed shares, if necessary, puts and calls and other transactions in securities of SSP or derivatives of SSP securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

        Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If a selling security holder informs us that it has entered into such an agreement or agreements, any material details will be set forth in a supplement or revisions to this prospectus.

        The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

        This prospectus does not cover the sale or other transfer of derivative securities held by the selling security holders or the issuance of shares of common stock to the holders of those derivative securities upon conversion or exercise of those derivative securities. If a selling security holder transfers its derivative securities prior to conversion or exercise, the transferee of those derivative securities may not sell the shares of common stock issuable upon conversion or exercise of those of derivative securities under the terms of this prospectus unless we amend or supplement this prospectus to cover such sales.

        For the period a holder holds our derivative securities, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon conversion or exercise of those derivative securities. The terms on which we could obtain additional capital during the period in which those derivative securities remain outstanding may be adversely affected. The holders of the derivative securities are most likely to voluntarily convert or exercise those derivative securities when the conversion price or exercise price is less than the market price for our common stock.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus. Rather, the selling security holders will receive those proceeds directly.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

        Our Amended and Restated Certificate of Incorporation provides that, except in certain specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors.

        In addition, our Amended and Restated Certificate of Incorporation and Bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of ours. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the Delaware General Corporation Law.

        To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPERTS

        The consolidated financial statements and schedule of SSP Solutions, Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2001, consolidated financial statements contains an explanatory paragraph that states that SSP Solutions, Inc.'s significant operating losses, cash used in operating activities, accumulated deficit and deficit working capital raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

LEGAL MATTERS

        The legality of the securities offered under this prospectus will be passed upon for SSP Solutions, Inc. by Rutan & Tucker, LLP, Costa Mesa, California.

TRANSFER AGENT AND REGISTRAR

        The stock transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its telephone number is (212) 936-5100.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our filings with the Commission are also available to the public at the Commission's Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market. Our reports, proxy statements and other information are also available to the public on Nasdaq's Web site at http://www.nasdaq.com.

        This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act. This prospectus omits some of the information contained in the registration statement. You should refer to the registration statement for further information with respect to SSP Solutions, Inc. and the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete, and in each case you should refer to the copy of the document filed for more complete information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the Commission. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus:

        1.    Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 000-26227);

        2.    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

        3.    The description of our common stock incorporated by reference into our Form 8-A filed with the Commission on June 1, 1999 (File No. 000-26227) from our registration statement on Form S-1 filed with the Commission on June 9, 1999 (Registration No. 333-72151), together with any amendment or report filed for the purpose of amending or updating such description; and

        4.    All of our reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act since the fiscal year ended December 31, 2001.

        Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the Commission, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number: SSP Solutions, Inc., 17861 Cartwright Road, Irvine, California 92614, Attention: Thomas E. Schiff, Telephone: (949) 851-1085.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the registrant, are as follows:

Securities and Exchange Commission registration fee	$882
Printing expenses	$500
Legal fees and expenses	$25,000
Accounting fees	$17,000
Miscellaneous expenses	$2,200

Total	$45,580

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

        The registrant's Amended and Restated Certificate of Incorporation provides that, except in certain specified instances, a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

        In addition, the registrant's Amended and Restated Certificate of Incorporation and Bylaws obligate the registrant to indemnify its directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of the registrant. The Bylaws also authorize the registrant to purchase and maintain insurance on behalf of any director or officer of the registrant against any liability asserted against that person in that capacity, whether or not the registrant would have the power to indemnify that person under the provisions of the Delaware General Corporation Law.

        To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant us under the provisions described above, the registrant has been informed that in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

Exhibit No.	Description
4.1	Engagement Letter dated May 31, 2001 by and between the registrant and Tucker Anthony Sutro Capital Markets (incorporated by reference to Exhibit 4.1 contained in the initial filing of this registration statement, filed with the Commission on June 14, 2002)
4.2
Modification, dated October 31, 2001, to Engagement Letter dated May 31, 2001 by and between the registrant and Tucker Anthony Sutro Capital Markets (incorporated by reference to Exhibit 4.2 contained in the initial filing of this registration statement, filed with the Commission on June 14, 2002)

4.3
Securities Purchase, Registration Rights and Security Agreement dated as of April 16, 2002 by and among the investors named therein and the registrant (incorporated by reference to Exhibit 10.1 contained in the registrant's Form 8-K, filed with the Commission on April 22, 2002)
4.4	Form of Secured Convertible Promissory Note dated April 16, 2002 (incorporated by reference to Exhibit 10.2 contained in the registrant's Form 8-K, filed with the Commission on April 22, 2002)
4.5	Form of Warrant to Purchase Common Stock dated April 16, 2002 (incorporated by reference to Exhibit 10.3 contained in the registrant's Form 8-K, filed with the Commission on April 22, 2002)
4.6
Independent Contractor Services Agreement dated December 3, 2001 by and between the registrant and Nefilim Associates, LLC (incorporated by reference to Exhibit 4.6 contained in the initial filing of this registration statement, filed with the Commission on June 14, 2002)
4.7
Letter dated May 23, 2002 from the registrant to Nefilim Associates, LLC regarding termination of Independent Contractor Services Agreement (incorporated by reference to Exhibit 4.7 contained in the initial filing of this registration statement, filed with the Commission on June 14, 2002)
4.8
Non-Qualified Stock Option Agreement dated as of December 3, 2001 issued by the registrant in favor of Nefilim Associates, LLC (incorporated by reference to Exhibit 4.8 contained in the initial filing of this registration statement, filed with the Commission on June 14, 2002)
4.9
Non-Qualified Stock Option Agreement dated as of March 4, 2002 issued by the registrant in favor of Nefilim Associates, LLC (incorporated by reference to Exhibit 4.9 contained in the initial filing of this registration statement, filed with the Commission on June 14, 2002)
4.10
Non-Qualified Stock Option Agreement dated as of April 16, 2002 issued by the registrant in favor of Nefilim Associates, LLC (incorporated by reference to Exhibit 4.10 contained in the initial filing of this registration statement, filed with the Commission on June 14, 2002)
4.11
Engagement letter agreement dated November 26, 2001 by and between the registrant and William Blair & Company, L.L.C. (incorporated by reference to Exhibit 4.11 contained in the initial filing of this registration statement, filed with the Commission on June 14, 2002)
4.12
Warrant to Purchase Common Stock dated May 2, 2002 issued by the registrant in favor of William Blair & Company, L.L.C. (incorporated by reference to Exhibit 4.12 contained in the initial filing of this registration statement, filed with the Commission on June 14, 2002)
4.13
Letter agreement dated April 2, 2002 by and between the registrant and AMG Financing Capital, Inc. (incorporated by reference to Exhibit 4.13 contained in the initial filing of this registration statement, filed with the Commission on June 14, 2002)
5.1	Opinion of Rutan & Tucker, LLP
23.1	Consent of KPMG LLP
23.2	Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page to the initial filing of this registration statement, filed with the Commission on June 14, 2002)

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2)  For determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To file a post-effective amendment to remove from registration any of the securities being registered on this registration statement that remain unsold at the termination of the offering.

        (4)  For determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)  That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 15, 2002.

SSP SOLUTIONS, INC.
By:	/s/ MARVIN J. WINKLER Marvin J. Winkler, Co-Chairman and Co-Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed below by the following persons in the following capacities on the dates indicated.

Name	Title	Date

/s/ MARVIN J. WINKLER Marvin J. Winkler	Co-Chairman of the Board, Co-Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2002
/s/ KRIS SHAH Kris Shah	Co-Chairman of the Board, Co-Chief Executive Officer and Director	July 15, 2002
/s/ THOMAS E. SCHIFF Thomas E. Schiff	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 15, 2002
/s/ GREGG AMBER Gregg Amber	Director	July 15, 2002
* Bruce J. Block	Director	July 15, 2002
*By:	/s/ MARVIN J. WINKLER
Marvin J. Winkler, Attorney-In-Fact

 INDEX TO EXHIBITS FILED WITH THIS
AMENDMENT NO. 1 TO REGISTRATION STATEMENT

Exhibit No.	Description
5.1	Opinion of Rutan & Tucker, LLP
23.1	Consent of KPMG LLP
23.2	Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1)

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
The Offering
RISK FACTORS
Risks Related to Our Business
Risks Related to This Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
EXPERTS
LEGAL MATTERS
TRANSFER AGENT AND REGISTRAR
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
INDEX TO EXHIBITS FILED WITH THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT